Exhibit 99.2

ENERGY TRANSFER PARTNERS AND SUSSER HOLDINGS ANNOUNCE

SUCCESSFUL COMPLETION OF MERGER

DALLAS and CORPUS CHRISTI, August 29, 2014 — Energy Transfer Partners, L.P. (NYSE:ETP) and Susser Holdings Corporation (NYSE:SUSS) today announced the successful completion of the previously announced merger of an indirect wholly owned subsidiary of ETP, with and into Susser, with Susser surviving the merger as a subsidiary of ETP.

As previously announced on April 28, 2014, Susser entered into a merger agreement with ETP. Under the terms of the merger agreement, Susser shareholders were able to receive, for each Susser common share they owned, a combination of $40.125 in cash and 0.7253 of an ETP common unit (the “Standard Mix of Consideration”). In lieu of receiving this Standard Mix of Consideration, Susser shareholders, for each Susser common share they owned, could make an election to receive $80.25 in cash (the “Cash Consideration”) or 1.4506 ETP common units (the “Unit Consideration”), with such Cash Consideration and Unit Consideration subject to proration in accordance with the merger agreement. Because the Unit Consideration was oversubscribed, all holders making a unit election will have their Unit Consideration prorated and a portion of it will be substituted with cash in accordance with the terms of the merger agreement. Based on the final results of the merger consideration elections:

•	holders of approximately 7% of outstanding Susser shares, or approximately 1,477,710 shares, elected to and will receive the Standard Mix of Consideration;

•	holders of approximately 1% of outstanding Susser shares, or approximately 264,536 shares, elected to and will receive the Cash Consideration;

•	holders of approximately 79% of outstanding Susser shares, or approximately 17,183,117 shares, elected the Unit Consideration and will receive $39.51 in cash and 0.7365 of an ETP common unit; and

•	holders of approximately 13% of outstanding Susser shares, or approximately 2,869,212 shares made no election and will receive the Standard Mix of Consideration.

In the aggregate, Susser shareholders will receive 50% of the merger consideration in cash and 50% in ETP common units. The total consideration to be paid in cash will be approximately $875 million and the total consideration to be paid in equity will be approximately 15,807,605 ETP common units.

Effective with the opening of the market today, Susser ceased to be a publicly traded company and its common stock discontinued trading on the NYSE.

Barclays and Credit Suisse acted as financial advisors, Morgan Stanley & Co. LLC delivered a fairness opinion to the Board of ETP. Vinson & Elkins acted as legal counsel to ETP, and Bingham McCutchen acted as tax counsel to ETP. BofA Merrill Lynch acted as financial advisor and Gibson, Dunn & Crutcher LLP acted as legal counsel to Susser.

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently owns and operates approximately 35,000 miles of natural gas and natural gas liquids pipelines. ETP owns 100% of Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and Sunoco, Inc., and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP’s general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.

Susser Holdings Corporation (NYSE: SUSS) is a third-generation family led business based in Corpus Christi, Texas, that operates more than 640 convenience stores in Texas, New Mexico and Oklahoma, with 595 under the Stripes® banner and 47 under the Sac-N-Pac banner. Restaurant service is available in more than 410 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP. For more information, visit the Susser Holdings Corporation website at www.susser.com.

Susser Petroleum Partners LP (NYSE: SUSP) distributes approximately 1.7 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma, Kansas and Louisiana.

Contacts:
Susser Holdings Corporation	Energy Transfer Partners, L.P.
Susser Petroleum Partners LP	Brent Ratliff, Vice President, Investor Relations
Mary Sullivan, Chief Financial Officer	(214) 981-0700, brent.ratliff@energytransfer.com
(361) 884-2463, msullivan@susser.com

Dennard-Lascar Associates	Granado Communications
Anne Pearson	Vicki Granado
(210) 408-6321, apearson@dennardlascar.com	(214) 599-8785, vicki@granadopr.com

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